    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 3, 1997


                                                      REGISTRATION NO. 333-31109
--------------------------------------------------------------------------------
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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON D.C. 20549


                                AMENDMENT NO. 4


                                       TO

                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 TRIMERIS, INC.

             (Exact name of registrant as specified in its charter)

             DELAWARE                           8733                   56-1808663
   (State or other jurisdiction          (Primary Standard          (I.R.S. Employer
of incorporation or Organization)     Industrial Code Number)     Identification No.)

                        4727 UNIVERSITY DRIVE, SUITE 100
                          DURHAM, NORTH CAROLINA 27707
                                 (919) 419-6050

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            ------------------------

                              DR. M. ROSS JOHNSON
                       PRESIDENT, CHIEF EXECUTIVE OFFICER
                          AND CHIEF SCIENTIFIC OFFICER
                        4727 UNIVERSITY DRIVE, SUITE 100
                          DURHAM, NORTH CAROLINA 27707
                                 (919) 419-6050

           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

                         COUNSEL TO COMPANY                              COUNSEL TO UNDERWRITERS
    -------------------------------------------------------------    --------------------------------
    FRED D. HUTCHISON, ESQUIRE        JOHN B. WATKINS, ESQUIRE       ALEXANDER D. LYNCH, ESQUIRE
    HUTCHISON & MASON PLLC            WILMER, CUTLER & PICKERING     BROBECK, PHLEGER & HARRISON LLP
    4011 WESTCHASE BOULEVARD          2445 M ST., N.W.               1633 BROADWAY
    SUITE 400                         WASHINGTON, D.C. 20037         47TH FLOOR
    RALEIGH, NORTH CAROLINA 27607     (202) 663-6000                 NEW YORK, NEW YORK 10019
    (919) 829-9600                                                   (212) 581-1600

                            ------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING
PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses to be paid by Trimeris, Inc. (the "Registrant" or the "Company") in connection with the issuance and distribution of the securities being registered hereby other than underwriting discounts and commissions.

Registration Fee -- Securities and Exchange Commission..................................................   $ 12,197
Filing Fee -- National Association of Securities Dealers, Inc...........................................      4,525
Filing and Listing Fee -- Nasdaq National Market........................................................     42,177
Transfer Agent's Fee and Expenses*......................................................................      5,000
Legal Fees and Expenses*................................................................................    325,000
Printing and Engraving Expenses*........................................................................    175,000
Accounting Fees and Expenses*...........................................................................    150,000
Blue Sky Fees and Expenses (including legal fees)*......................................................     15,000
Miscellaneous*..........................................................................................     71,101
                                                                                                           --------
       Total............................................................................................   $800,000
                                                                                                           --------
                                                                                                           --------

---------------

* Estimated

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law (the "DGCL") permits indemnification of officers and directors of the Company under certain conditions and subject to certain limitations. Section 145 of the DGCL also provides that a corporation has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him and her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the DGCL.

     The Company's Third Amended and Restated Certificate of Incorporation to be filed upon the completion of this Offering contains certain provisions permitted under DGCL relating to the liability of directors. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving certain wrongful acts, such as (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, (iv) for any transaction from which the director derives an improper personal benefit or (v) acts or omissions occurring prior to the date of these provisions. These provisions do not limit or eliminate the rights of the Company or any stockholder to seek equitable relief, such as an injunction or rescission, in the event of a breach of director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws. The Company's Third Amended and Restated Certificate of Incorporation also contains provisions indemnifying the directors and officers of the Company to the fullest extent permitted by DGCL.

     The Amended and Restated Bylaws of the Company to be effective upon the completion of this Offering provide that the Company shall indemnify its directors and executive officers to the fullest extent permitted by the DGCL. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Company (or was serving at the Company's request as a director or officer of another corporation) shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company as authorized by the relevant section of the DGCL.

     The Company has entered into indemnification agreements with each of its directors and executive officers prior to the completion of the Offering. Generally, the indemnification agreements will provide the maximum protection available under the Third Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws and the DGCL as it may be amended from time to time. Under such indemnification agreements, however, an individual will not receive indemnification for judgments, settlements or expenses if he or she is found liable to the Company (except to the extent the court determines he or she is fairly and reasonably entitled to indemnity for expenses), for settlements not approved by the Company or for settlements and expenses if the settlement is not approved by the court. The indemnification agreements provide for the Company to advance to the individual any and all expenses (including attorneys' fees) incurred in investigating or defending any such action, suit or proceeding. Also, the individual must repay such advances upon a final judicial decision that he or she is not entitled to indemnification.

     The Underwriting Agreement (filed as Exhibit 1.1 to this Registration Statement) contains provisions by which the Underwriters have agreed, severally and not jointly, to indemnify and hold harmless the Company, each person, if any, who controls the Company, within the meaning of Section 15 of the Securities Act, each director of the Company, and each officer of the Company who signs this Registration Statement, from and against any liability caused by any information furnished in writing by the Underwriters for use in the Registration Statement.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Except as hereinafter set forth, there have been no securities sold by the Registrant within the last three years which were not registered under the Securities Act of 1933, as amended (the "Securities Act"). Common Stock amounts and prices in this Item 15 have been adjusted to reflect the 1-for-8.5 reverse stock split of the Registrant effected on July 11, 1997.

     (a) Issuances of Securities

          On July 1, 1997, the Registrant issued 10,589 shares of Common Stock to a key employee of the Registrant at a purchase price of $.43 per share.

          On June 27, 1997, the Registrant issued 9,047,962 shares of Series D Preferred Stock to certain existing stockholders and new investors at a purchase price of $.75 per share.

          On June 11, 1997, the Registrant issued an aggregate of 117,648 shares of Common Stock to certain executive officers and key employees of the Registrant at a purchase price of $.43 per share payable pursuant to the terms of certain promissory notes.

          On June 2, 1997, the Registrant issued an aggregate of 219,295 shares of Common Stock to certain executive officers and key employees of the Registrant at a purchase price of $.43 per share payable pursuant to the terms of certain promissory notes.

          In a series of closings held on October 7, 1996, January 16, 1997, March 27, 1997 and April 29, 1997, the Registrant issued an aggregate of 13,317,739 shares of Series C Preferred Stock to certain existing stockholders and new investors at a purchase price of $.60 per share.

          On October 31, 1996, the Registrant issued an aggregate of 41,177 shares of Common Stock to certain executive officers and key employees of the Registrant at a purchase price of $.34 per share payable pursuant to the terms of certain promissory notes.

          On June 25, 1996, the Registrant issued an aggregate of 14,118 shares of Common Stock to a former executive officer of the Registrant at a purchase price of $.34 per share.

          On January 26, 1996, the Registrant issued an aggregate of 589 shares of Common Stock to consultants of the Registrant at a purchase price of $.43 per share.

          On July 31, 1995, the Registrant issued a warrant to purchase up to an aggregate of 100,000 shares of Series B Preferred Stock (which warrant has been amended to provide for the purchase shares of Common Stock upon the completion of this Offering) at an exercise price of $0.50 per share to North Carolina Biotechnology Center.

          In a series of closings held on July 17, 1995, August 16, 1995, and March 22, 1996, the Registrant issued an aggregate of 27,135,564 shares of Series B Preferred Stock to existing stockholders and new investors at a purchase price of $.50 per share.

          On March 1, 1995, the Registrant issued an aggregate of 17,648 shares of Common Stock to certain executive officers and key employees of the Registrant at a purchase price of $.43 per share.

          On February 21, 1995, the Registrant issued 5,883 shares of Common Stock to an executive officer of the Registrant at a purchase price of $.43 per share.

          On September 16, 1994, the Registrant sold 11,765 shares of Common Stock to a former executive officer at a purchase price of $.43 per share.

          In a series of transactions on August 24, 1993, October 26, 1994 and February 7, 1995, the Registrant issued warrants to purchase an aggregate of 381,808 shares of Series B Preferred Stock (which warrant has been amended to provide for the purchase of shares of Common Stock upon the completion of this Offering) at an exercise price of $.50 per share to its venture leasing partner in consideration for certain leasing arrangements.

          Since June 1994, the Registrant has issued options to certain employees, directors, consultants and others to purchase an aggregate of 706,782 shares of Common Stock at a weighted average exercise price of $.44 per share. 357,634 of such options have been exercised, 265,562 of such options remain outstanding at a weighted average exercise price of $.39 per share and 83,586 of such options have been terminated.

     (b) No underwriters were involved in connection with the sales of securities referred to in paragraph (a) of this Item 15.

     (c) The shares of Series B, Series C and Series D Preferred Stock described in paragraph (a) of this Item 15 were issued in reliance on the exemption provided by Rule 506 of Regulation D promulgated pursuant to the Securities Act, as well as Section 4(2) of the Securities Act. The issuances of compensatory stock awards, stock options and the shares of Common Stock upon the exercise thereof as described in paragraph (a) of this Item 15 were issued in reliance upon the exemption provided by Section 3(b) of the Securities Act and Rule 701 promulgated thereunder, as well as Section 4(2) of the Securities Act. The warrants described in paragraph (a) of this Item 15 were issued upon reliance on exemption provided by Section 4(2) of the Securities Act. Appropriate legends are affixed to the stock certificates and warrant certificates issued in the aforementioned transactions.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits


   1.1    Form of Underwriting Agreement.
   3.1    Second Restated Certificate of Incorporation of the Registrant.
   3.2    Form of Third Amended and Restated Certificate of Incorporation of the Registrant (to be filed with the Secretary of State of Delaware upon the completion of the Offering).
   3.3    Bylaws of the Registrant.
   3.4    Form of Amended and Restated Bylaws of the Registrant (to be adopted upon the completion of the
          Offering).
   4.1    Specimen certificate for shares of Common Stock.
   4.2    Description of Capital Stock (contained in the Third Amended and Restated Certificate of
          Incorporation of the Corporation of the Registrant, filed as Exhibit 3.2).
   5.1    Opinion of Hutchison & Mason PLLC with respect to the legality of the shares being registered.
  10.1    License Agreement dated February 3, 1993, between the Registrant and Duke University.
  10.2    Sublease Agreement dated November 19, 1993, by and among the Registrant, Sphinx Pharmaceuticals
          Corporation and University Place Associates and as amended by the Lease Amendment dated August
          15, 1994, and Second Agreement of Sublease dated January 16, 1995.
  10.3    Cooperation and Strategic Alliance Agreement dated April 21, 1997, between the Registrant and
          MiniMed Inc.
  10.4    Trimeris, Inc. Amended and Restated Stock Incentive Plan.
  10.5    Trimeris, Inc. Employee Stock Purchase Plan.
  10.6    Form of Promissory Notes executed by certain executive officers in favor of the Registrant, and related collateral documents.

  10.7    Form of Stock Restriction Agreements between the Registrant and certain executive officers.
  10.8    Form of Stock Pledge Agreement between the Registrant and certain executive officers.
  10.9    Employment Offer Letter with M. Ross Johnson dated December 15, 1994.
  10.10   Employment Offer Letter with Matthew A. Megaro dated February 23, 1995.
  10.11   Sixth Amended and Restated Registration Rights Agreement dated June 27, 1997, by and among the
          Registrant and certain stockholders of the Registrant.
  10.12   Agreement with Max N. Wallace dated July 10, 1997.
  10.13   Form of Indemnification Agreements.
  10.14** License Agreement dated September 9, 1997 between the Registrant and The New York Blood Center.
  11.1    Computation of Net Income (Loss) Per Share.
  23.1    Consent of Hutchison & Mason PLLC (included in Exhibit 5.1).
  23.2 ** Consent of KPMG Peat Marwick, LLP, Independent Auditors.
  23.3 ** Consent of Pennie & Edmonds.
  24.1    Power of Attorney (included in signature page to Registration Statement).
  27      Financial Data Schedule.


---------------

 * To be filed by amendment.

 ** Filed herewith.


(b) Financial Statement Schedules.


All financial statement schedules have been omitted because either they are not required, are not applicable, or the information is otherwise set forth in the Financial Statements and Notes thereto.

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing or closings specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit promt delivery to each purchaser.

     The undersigned Registrant hereby further undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(b) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Durham, County of Durham, State of North Carolina, on this 3rd day of October, 1997.

                                            TRIMERIS, INC.


                                            By: /s/ M. ROSS JOHNSON



                                              ----------------------------------

                                                       M. ROSS JOHNSON,
                                              PRESIDENT, CHIEF EXECUTIVE OFFICER
                                                 AND CHIEF SCIENTIFIC OFFICER

WITNESS our hands on this 3rd day of October, 1997.


/s/           JESSE I. TREU*                                              /s/       ANDREW MCCREATH*
----------------------------------------                                  ----------------------------------------
Jesse I. Treu, Ph.D.                                                      Andrew McCreath
Chairman of the Board of Directors                                        Director

/s/        DANI P. BOLOGNESI*                                             /s/       MATTHEW A. MEGARO
----------------------------------------                                  ----------------------------------------
Dani P. Bolognesi, Ph.D.                                                  Matthew A. Megaro
Director                                                                  Chief Operating Officer, Chief Financial
                                                                          Officer, Executive Vice President and
                                                                          Secretary (Principal Accounting and
                                                                          Financial Officer)

/s/         BRIAN H. DOVEY*                                               /s/      CHARLES A. SANDERS*
----------------------------------------                                  ----------------------------------------
Brian H. Dovey                                                            Charles A. Sanders, M.D.
Director                                                                  Director

/s/         M. ROSS JOHNSON
----------------------------------------
M. Ross Johnson, Ph.D.
President, Chief Executive Officer,
Chief Scientific Officer and Director
(Principal Executive Officer)

* Executed on behalf of these persons by Matthew A. Megaro, duly appointed
Attorney-in-fact of each such person.

/s/       MATTHEW A. MEGARO
----------------------------------------
Matthew A. Megaro
Attorney-in-Fact
